EXHIBIT 10.1

AMENDMENT NO. 3 TO
SLC LICENSE AGREEMENT

This Amendment No. 3 to the SLC License Agreement (this “Amendment No. 3”) is entered into as of December 11, 2013 (the “Amendment Effective Date”), by and between Scientific Learning Corporation, Inc., a Delaware corporation (“SLC”) and Posit Science Corporation (f/k/a Neuroscience Solutions Corporation), a California corporation (“NSC”).

RECITALS:

A.           SLC and NSC previously entered into an SLC License Agreement effective as of September 30, 2003 and subsequent Amendment #1 (dated July 1, 2010 ) and #2 (dated June 25, 2010) (collectively, the “License Agreement”).  All terms defined in the License Agreement shall have the same meanings when used in this Amendment No. 3 with initial letters capitalized.

B.            SLC seeks to monetize the value of its patent portfolio through one or more licenses, sales, or assignments of the SLC Patents. To facilitate this goal, SLC wishes to (i) convert the license granted to NSC under a significant number of the Core SLC Patents from an exclusive to a non-exclusive license, and (ii) terminate NSC’s right to sublicense certain other SLC Patents through a sale of a division by NSC.

C.            In exchange for converting its license from an exclusive to a non-exclusive license, NSC seeks to reduce the amounts payable to SLC.  The parties also wish to clarify the scope of the products covered by the license following a change of control of NSC.

D.            Accordingly, the parties desire to amend the License Agreement as set forth herein.

AGREEMENT:

The Parties therefore agree as follows:

1.	The following new definitions are hereby added to Section 1 (Definitions) of the License Agreement:

“Acquirer” means any person or Entity that: (i) owns or controls, directly or indirectly, all or substantially all of a party’s assets or the outstanding voting securities or equity interests of a party after a Change in Control occurs that involves that party, and (ii) was an unaffiliated party to that party at any time prior to the initiation of that Change in Control.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Option Fee” means an amount equal to four times the amount payable by NSC under this Agreement during twelve (12) months immediately preceding the effective date of a Change in Control of NSC.

“Pre-existing NSC Acquirer Product” means any product that is developed, under development, sold, marketed or otherwise made available by an Acquirer, or any person or Entity affiliated with an Acquirer, at any time prior to a Change in Control involving NSC.

“Fitting of Hearing Aids and Cochlear Implants” means activities designed to select the appropriate hearing aid or cochlear implant, and improve the performance of the selected hearing aid or cochlear implant by choosing appropriate device settings.

“Reserved SLC Field” means the fields of Fitting of Hearing Aids and Cochlear Implants.

2.	The definition of Change of Control in section 1 is deleted entirely and replaced with the following:

 “Change in Control” of an Entity means the occurrence of any of the following:

(i)            a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction involving such Entity or any direct or indirect downstream affiliate of such Entity after the completion of which the shareholders of such Entity immediately prior to the completion of such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “United States Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities or equity interests representing less than fifty percent (50%) of the combined voting power of either the surviving Entity in such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction or any direct or indirect upstream parent of the surviving Entity;

(ii)            an acquisition by any person or “group” (within the meaning of section 13(d) or 14(d) of the United States Exchange Act or any comparable successor provisions), other than any employee benefit plan or related trust sponsored or maintained by such Entity or any direct or indirect affiliate of such Entity, and other than in a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction of the type referred to in clause “(i)” of this definition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the United States Exchange Act, or comparable successor rules) of outstanding voting securities or equity interests of such Entity representing at least fifty percent (50%) of the combined voting power of such Entity (in a single transaction or series of related transactions);

(iii)            a transaction or series of transactions in which any Entity or group of related Entities acquires or otherwise obtains all or substantially all of such Entity's assets.

3.	The last sentence of Section 1.7 (Health Field) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the above, the Health Field shall not include: (i) product or services, whether or not in the preceding clauses (a) through (c), that are sold or marketed in the Educational Field (without regard to the last sentence of Section 1.6) and (ii) only with respect to the Non-Core SLC Patents, the Reserved SLC Field.”

4.	The last sentence of Section 1.15 (“SLC Patents”) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“SLC Patents do not include existing or future patents held by a third party that merges or consolidates with SLC, or otherwise acquires SLC, in a transaction involving a Change In Control of SLC or to whom SLC assigns the Agreement (other than the SLC Patents existing immediately prior to such Change In Control).”

 The next to last sentence of Section 3.1 (Ownership) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Except for the licenses expressly granted in Section 2.1, 2.2, and 2.3, SLC and its licensors reserve and retain all rights with respect to the (i) Patents (including the Non-Core SLC Patents and including the full right to enforce or assign such patents to any third party and (ii) SLC Software.

5.	The first sentence of Section 2.4(d) (Sublicense in Connection with Sale of a Division) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the provisions of Section 2.4(a) to the contrary, NSC may, without the express written consent of SLC, sublicense the license rights granted to it under (i) Section 2.1 but only with respect to the Core SLC Patents, and (ii) Sections 2.2 and 2.3, to a third party (provided that with regard to both (i) and (ii) above, such third party is not a Competitor as defined in Section 9.4) in connection with the sale by NSC of a “Division” (as defined below) to such third party, provided that such sublicense shall (x) be exclusive (even as to NSC) in a defined sub-field of use within the Health Field which subfield encompasses and is limited to the health indications addressed by the products and services of the Division, which exclusivity may be limited in geographic territory, and (y) be granted pursuant to a written sublicense agreement that imposes on the sublicensee terms consistent with, and no less protective of SLC’s and its licensors’ rights than, the terms imposed on NSC under this Agreement.”

6.	Section 4.2 (Base Royalty) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the license rights granted under Section 2, NSC shall pay to SLC a nonrefundable base royalty (“Base Royalty”) equal to the product obtained by multiplying: (a) 0.4% (the “Applicable Base Royalty Percentage”) by (b) Net Sales.”

7.	Sub-section (b) of the second sentence of Section 4.10 (Minimum Annual Base Royalty Payments) of the License Agreement is hereby deleted in its entirety and replaced by the following:

“(b) for every year thereafter, Fifteen thousand dollars ($15,000) per year, less in each year the Base Royalties reported and paid for Net Sales accrued during the first quarter of such calendar year, regardless of actual Net Sales during such years.”

8.	Section 11.5 (Assignment) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“(a)            The license rights granted hereunder are personal to NSC.  Neither party may assign or transfer this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior express written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the immediately preceding sentence, (i) either party may assign this Agreement, with prior written notice but without the prior express written consent of the other party, to an Acquirer upon a Change in Control of such party, and in each case subject to Section 2.3b; (ii) SLC may assign its right to receive payment under this Agreement to any party without NSC’s consent; and (iii) SLC may assign its rights and delegate its obligations under this Agreement to the Regents, in whole or in part, without NSC’s consent.

(b)            NSC’s right to assign or transfer this Agreement pursuant to subsection (i) in the immediately preceding sentence shall be subject to the Acquirer’s express acknowledgement and agreement in writing, prior to the occurrence of such assignment, that:

(1)            the Acquirer receives no rights under the Patents as a result of or by virtue of the assignment or transfer of this Agreement to make, use, offer for sale, sell or import any product or service that (A) is a Pre-existing Acquirer Product, or (B) is a new release or version of, or enhancement or successor to, any Pre-existing Acquirer Product (“Acquirer Successor Product”), and

(2)            following a Change in Control of NSC, the definition of “Licensed Product” with respect solely to the SLC Patents listed as ‘Non-Core’ in Exhibit A of the License Agreement (as amended by this Amendment No. 3), shall be and is hereby amended to include solely those Licensed Products that are either (1) made commercially available by NSC prior to the effective date of such Change in Control, or (2) made commercially available after the effective date of such Change in Control and are a natural successor releases or versions of a product arising from or related to any Licensed Product (A) made commercially available by NSC before the Change in Control, or (B) made commercially available after the date of the Change in Control and under substantial development by NSC before the Change in Control (provided that such development had not been initiated for the purpose of enabling an Acquirer to avoid infringing such patents or to avoid the payment of royalties in connection with Pre-existing Acquirer Product or Acquirer Successor Product which royalties would be due but for the acquisition that results in such Change in Control).  For clarity, none of the foregoing changes to the definition to Licensed Product shall apply to the definition of a Licensed Product with respect to the Core SLC Patents.

(c)            Any attempt by a party to assign or transfer this Agreement or any of its rights or obligations under this Agreement in derogation of this Section 11.5 shall be null, void, and ineffective from inception.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and be binding upon and inure to the benefit of their respective permitted assigns.

(d)            Following a Change in Control of NSC in accordance with the foregoing, the Acquirer shall have the option (“Option”) to purchase a fully paid-up license, under the SLC Patents, of the same scope as that set forth in Section 2.1 of the Agreement (as amended).  To exercise the Option, the Acquirer shall (i) provide SLC a written notice thereof no later than sixty (60) days following the effective date of the Change in Control of NSC and (ii) deliver to SLC (in lieu of the Minimum Annual Base Royalty Payment and the Base Royalty, each of which may accrue following the exercise of the Option) full payment of the Option Fee.  For clarity, the exercise of the Option by NSC is intended solely to replace the Minimum Annual Base Royalty Payment and the Base Royalty with the Option Fee, and shall not modify or expand the scope of the license granted to NSC or the Acquirer, as the case may be, under the Agreement.”

9.	Exhibit A (Licensed Patents) to the License Agreement shall be amended (i) by re-designating as ‘Non-Core’ those SLC Patents that are listed on Exhibit A to this Amendment No. 3 (in order to make such re-designated SLC Patents non-exclusive), and (ii) with regard solely to the foregoing patents, re-designating as “No” the “NSC Cost” column in Exhibit A to the License Agreement (to indicate that NSC shall have no obligation to pay Prosecution Expense for any patent re-designated hereby as “Non-Core”).

For clarity, (i) SLC Patents listed on Exhibit B to this Amendment No. 3 shall remain “Core SLC Patents”; (ii) SLC Patents listed on Exhibit C to this Amendment No. 3 shall remain “Non-Core”; (iii) jointly owned patents termed SLC Patents in the Licensed Agreement that are not subject to this Amendment No. 3 are listed in Exhibit D to this Amendment No. 3, and (iv) patents listed on Exhibit E to this Amendment No. 3 shall remain Third Party Patents.

10.	SLC acknowledges and agrees that (i) no further patent prosecution payments are due from NSC for the period prior to the effective date (ii) and that the minimum payment in calendar year 2013 is $15,000 and the royalty rate for calendar year 2013 is 0.4%, and (iii) that NSC has made $26,260.46 in royalty payments to SLC for calendar year 2013 as of the date of this Amendment.

11.	This Amendment No. 3 will be effective as of the Amendment Effective Date. Except as otherwise provided in this Amendment No. 3, the terms of the License Agreement will remain in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Amendment No. 3 to be made and executed by their duly authorized representatives.

Scientific Learning Corporation, Inc.		Posit Science Corporation, f/k/a
Neuroscience Solutions Corporation, Inc.

By:	/s/ Robert C. Bowen	By:	/s/ Henry Mahncke

Title:	CEO	Title:	CEO

Date:	Dec. 10, 2013	Date:	Dec. 20, 2013

EXHIBIT 10.1

Exhibit A: Core Patents to be Converted to Non-Core

Patent Number	Assignee	Title
6019607	Scientific Learning	Method and apparatus for training of sensory and perceptual systems in LLI systems
6036496	Scientific Learning	Universal screen for language learning impaired subjects
6190173	Scientific Learning	Method and Apparatus for Training of Auditory/Visual Discrimination Using Target and Distractor Phoneme and Graphics
6224384	Scientific Learning	Method and Apparatus for Training of Auditory/Visual Discrimination Using Target and Distractor Phoneme and Graphics
6234965	Scientific Learning	Methods and Apparatus for Improving Biochemical Based Therapy in Humans
6234979	Scientific Learning	Computerized Method and Device for Remediating Exaggerated Sensory Response in an Individual With an Impaired Sensory Modality
6261101	Scientific Learning	Method and Apparatus for Cognitive Training of Humans Using Adaptive Timing of Exercises
6289310	Scientific Learning	Apparatus for Enhancing Phoneme Differences According to Acoustic Processing Profile for Language Learning Impaired Subject
6328569	Scientific Learning	Method for training of auditory/visual discrimination using target and foil phonemes/graphemes within an animated story
6331115	Scientific Learning	Method for adaptive training of short term memory and auditory/visual discrimination within a computer game
6334776	Scientific Learning	Method and apparatus for training of auditory/visual discrimination using target and distractor phonemes/graphemes
6364666	Scientific Learning	Method for adaptive training of listening and language comprehension using processed speech within an animated story
6599129	Scientific Learning	Method for adaptive training of short term memory and auditory/visual discrimination within a computer game
6629844	Scientific Learning	Method and apparatus for training of cognitive and memory systems in humans
Application Pending	Scientific Learning	Remote computer-assisted compliance and monitoring system
Application Pending	Scientific Learning	Comprehensive learning assessment tool and method

EXHIBIT 10.1

Exhibit B: Core Patents to Remain Core (US patents unless otherwise noted in text)

Patent Number	Assignee	Title
5927988	Scientific Learning	Method and apparatus for training of sensory and perceptual systems in LLI subjects
6155971	Scientific Learning	Computer implemented methods for reducing the effects of tinnitus
6159014	Scientific Learning	Method and apparatus for training of cognitive and memory systems in humans
6210166	Scientific Learning	Method for adaptively training humans to discriminate between frequency sweeps common in spoken language
6334777	Scientific Learning	Method for adaptively training humans to discriminate between frequency sweeps common in spoken language
6358056	Scientific Learning	Method for adaptively training humans to discriminate between frequency sweeps common in spoken language
753429 (Australia)	Scientific Learning	Method and apparatus for training of sensory and perceptual systems in LLI subjects
963583 (Europe)	Scientific Learning	Method and apparatus for training of sensory and perceptual systems in LLI subjects

Exhibit C: Non-Core Patents to Remain Non-Core (all are US patents)

Patent Number	Assignee	Title
5940798	Scientific Learning	Feedback modification for reducing stuttering
6280198	Scientific Learning	Remote computer implemented methods for cognitive testing
6290504	Scientific Learning	Method and apparatus for reporting progress of a subject using audio/visual adaptive training stimuli
6565359	Scientific Learning	Remote computer-implemented methods for cognitive and perceptual testing
6726486	Scientific Learning	Method and apparatus for automated training of language learning skills
6986663	Scientific Learning	Method and Apparatus For Automated Training of Language Learning Skills
7101185	Scientific Learning	Method and Apparatus For Automated Training of Language Learning Skills
7150630	Scientific Learning	Method and Apparatus For Automated Training of Language Learning Skills

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Exhibit D: Jointly Assigned Patents Not Affected By This Amendment (all are US patents, all are Core)

Patent Number	Assignee	Title
6231344	Scientific Learning/UC	Prophylactic reduction and remediation of schizophrenic impairments through interactive behavioral training
6221908	Scientific Learning/UC	System for stimulating brain plasticity
6267733	Scientific Learning/UC	Apparatus and methods for treating motor control and somatosensory perception deficits
6409685	Scientific Learning/UC	Method for improving motor control in an individual by sensory training
6349598	Scientific Learning/UC	Method and apparatus for diagnosing and remediating language-based learning impairments
6457362	Scientific Learning/UC	Method and apparatus for diagnosing and remediating language-based learning impairments
6422869	Scientific Learning/UC	Method and apparatus for assessing and improving processing of temporal information in humans

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Exhibit E: Third-Party Patents Not Affected By This Amendment (all are US patents, all are Core)

Patent Number	Assignee	Title
6413092	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413094	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413093	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6071123	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413095	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413096	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413097	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
6413098	UC/Rutgers	Method and device for enhancing the recognition of speech among speech-impaired individuals
5813862	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals
6123548	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals
6302697	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals
712743 (Australia)	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals
797822 (Europe)	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals
86991 (Singapore)	UC/Rutgers	Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals

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